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EXHIBIT 99.1   PRESS RELEASE



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                     NORTHEAST PENNSYLVANIA FINANCIAL CORP.
 12 East Broad Street, Hazleton, Pennsylvania 18201-6591 - Phone (717) 459-3700


NEWS RELEASE
------------

FOR IMMEDIATE RELEASE

DATE:       April 21, 1998
CONTACT:    Patrick J. Owens, Jr.
            Senior Vice President/CFO
PHONE:      (717) 459-3722 office
FAX:        (717) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. REPORTS SECOND QUARTER 1998 EARNINGS.

Hazleton, Pa......... E. Lee Beard, President and Chief Executive Officer for
Northeast Pennsylvania Financial Corp. (the "Company") (Amex; NEP), the holding company for First Federal Bank (formerly First Federal Savings and Loan Association of Hazleton), reported a net loss for the quarter ended March 31, 1998 of $2.5 million and a loss for the six months ended March 31, 1998 of $1.9 million. Net income was $643,000 and $1.3 million for the respective prior year periods. Due to the Bank's recent conversion and formation of the Company, earnings per share figures for the current and prior year periods are not applicable. Had the Company's stock been outstanding for the entire period, earnings per share would have been ($.42) for the three months ended and ($.33) for the six months ended March 31, 1998. The Conversion closed on March 31, 1998 and the Bank and the Company raised $54.4 million of net proceeds. The proceeds were received late in the quarter and as such were not available for investment during the entire quarter. The net loss for the three months and six months ended March 31, 1998 was primarily due to a one-time, $4.8 million non-recurring pre-tax (or $3.l million after tax) expense related to the funding of First Federal Charitable Foundation (the Foundation) in connection with the Conversion. NEP's core net earnings (quarterly earnings excluding the after-tax impact of the non-recurring contribution) were $651,000 for the quarter and $1.2 million for the year to date.


                                  (CONTINUED)

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 NORTHEAST PENNSYLVANIA FINANCIAL CORP. SECOND QUARTER EARNINGS APRIL 21, 1998


Mrs. Beard indicated that in keeping with its commitment to the community, NEP established the Foundation with a one-time donation of 476,100 shares of common stock concurrent with the close of the stock offering. The contribution is currently expected to be fully tax deductible, subject to an annual limitation based on the Company's taxable income. "We are pleased to be able to dedicate the Foundation to aiding charitable causes in the communities served by the Bank" said Mrs. Beard.

Net interest income for the current quarter rose $344,00O or 11.3% over the prior year quarter and $496,000 or 8.1% for the six months ended March 31, 1998 over the prior year to date. The increases were primarily attributable to higher loan and investment volumes offset by increased Federal Home Loan Bank advances. The provision for loan losses increased $162,000 for the current quarter over the prior year quarter and $398,000 for the current year to date over the prior year period. This additional provision was due to a changing loan portfolio composition as well as the Bank's reassessment of the level of loan loss reserves in relationship to its loan portfolio.

Non-interest income for the current quarter increased $24,000 or 16.0% over the prior year's quarter and $35,000 or 11.7% for the current year to date over the prior year primarily due to increases in service charges and other fee income. Non-interest expense after eliminating the impact of the non-recurring contribution, increased $249,000 or 11.2% for the current quarter over the prior year's quarter and $274,000 or 6.1% for the current year to date over the prior year to date. The increases were primarily a result of additions to staff relating to the opening of the Mountaintop branch and salary and employee benefit increases.

The Company had total assets of $443.4 million as of March 31, 1998, representing an increase of $74.2 million or 20.1% over the balance of $369.2 million as of September 30, 1997. Total assets grew $56.9 million or 14.7% during the current quarter. The increases were primarily in cash and securities purchased utilizing the net proceeds of the stock offering.


                                  (CONTINUED)

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 NORTHEAST PENNSYLVANIA FINANCIAL CORP. SECOND QUARTER EARNINGS APRIL 21, 1998


Mrs. Beard indicated that the Bank has a signed letter of intent to purchase approximately $7.5 million of new and used automobile loans from a local financial institution with an expected yield to the Bank of 7.9%. The acquisition of the loans is expected to be completed in the third fiscal quarter.

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, which serves the greater Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County through ten office locations.


                                  (CONTINUED)


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

NORTHEAST PENNSYLVANIA FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(Dollars in Thousands, Except Per Share Data and Ratios)


                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                  ---------------------  ----------------------
                                         MARCH 31,              MARCH 31,
OPERATING DATA:                         1998       1997       1998         1997
---------------                         ----       ----       ----         ----
Total interest income                $ 7,114    $ 6,438    $14,028      $13,004
Total interest expense                 3,713      3,381      7,421        6,893
Provision for loan losses                219         57        487           89
Non-interest income                      174        150        333          298
Non-interest expense                   7,233      2,223      9,498        4,463
                                     -------     ------    -------      -------
Income (loss) before income taxes     (3,877)       927     (3,045)       1,857
                                     --------    ------    --------     -------
Net income (loss)                    $(2,491)     $ 643    $(1,935)     $ 1,288
                                     ========    ======    ========     =======
Earnings (loss) per share (basic
  and diluted)(1)                        N/A        N/A        N/A          N/A


BALANCE SHEET DATA:                   3/31/98   12/31/97    9/30/97      3/31/97
-------------------                  --------   --------   --------     --------
Total assets                         $443,402   $386,532   $369,242     $374,691
Total securities                      128,162    106,094     83,698      108,013
Loans, net                            267,540    264,509    261,469      250,535
Deposits                              311,660    304,119    314,123      310,308
Total equity                           83,974     29,494     28,538       27,418
Book value per share                   $14.20        N/A        N/A          N/A

                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                             ------------------       ----------------
                                                  MARCH 31,               MARCH 31,
SELECTED RATIOS:                               1998       1997       1998         1997
----------------                               ----       ----       ----         ----
Return on average assets(2)                   (2.49%)     .72%       (.99%)        .71%
Return on average equity(2)                  (32.28%)    9.41%     (12.93%)       9.57%
Net interest margin(2)                         3.67%     3.59%       3.64%        3.57%
Allowances for loan losses to loans, net        .64%      .32%        .48%         .32%

(1) Earnings per share calculations are not applicable due to the Company's recent conversion to a public entity on March 31, 1998. Had the shares been outstanding during the entire period, earnings per share would have been ($.42) and ($.33), respectively for the three month and six month periods ended March 31, 1998.
(2) Annualized.